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                                 EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------

January 12, 2000



Board of Directors
Rich Coast Inc.
10200 Ford Road
Dearborn, MI 48126
USA

Dear Sirs:

        We consent to the incorporation in the Amendment Number 3 to Form S-3 on Form SB-2 (Registration Statement No. 333-63289) of our report dated August 12, 1999 relating to the consolidated balance sheets of Rich Coast, Inc. as of April 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the April 30, 1999 annual report on Form 10-KSB of Rich Coast, Inc.


/s/SMYTHE RATCLIFFE

Chartered Accountants
Vancouver, Canada